Exhibit 99.2

WYNN AMERICA, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2017 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

Review Report of Independent Auditors

The Member
Wynn America, LLC

We have reviewed the accompanying condensed consolidated financial information of Wynn America, LLC and subsidiaries (the “Company”), which comprise the condensed consolidated balance sheets as of March 31, 2017 and December 31, 2016, and the related condensed consolidated statements of comprehensive income (loss), member’s deficit and cash flows for the three month periods ended March 31, 2017 and 2016.

Management’s Responsibility for the Financial Information

Management is responsible for the preparation and fair presentation of the condensed consolidated financial information in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in conformity with U.S. generally accepted accounting principles.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial information referred to above for it to be in conformity with U.S. generally accepted accounting principles.

Report on Condensed Balance Sheet as of December 31, 2016

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Wynn America, LLC and subsidiaries as of December 31, 2016, and the related consolidated statements of comprehensive loss, member’s deficit and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements. In our opinion, the accompanying condensed consolidated balance sheet of Wynn America, LLC and subsidiaries as of December 31, 2016, is consistent, in all material respects, with the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP
Las Vegas, Nevada
May 3, 2017

WYNN AMERICA, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$860,854	$937,633
Receivables, net	103,839	120,558
Inventories	22,294	23,938
Prepaid expenses and other	38,502	32,798
Total current assets	1,025,489	1,114,927
Property and equipment, net	3,141,283	3,019,084
Intangible assets, net	94,087	94,087
Other assets	70,974	72,001
Total assets	$4,331,833	$4,300,099

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts and construction payables	$132,322	$72,809
Customer deposits	91,550	95,259
Gaming taxes payable	10,161	11,121
Accrued compensation and benefits	55,139	63,327
Accrued interest	17,414	49,017
Other accrued liabilities	29,753	27,819
Due to affiliates, net	55,814	45,109
Total current liabilities	392,153	364,461
Long-term debt	4,155,408	4,153,523
Other long-term liabilities	8,544	8,595
Total liabilities	4,556,105	4,526,579
Commitments and contingencies (Note 8)
Member’s deficit	(224,272)	(226,480)
Total liabilities and member’s deficit	$4,331,833	$4,300,099

The accompanying notes are an integral part of these condensed consolidated financial statements.

WYNN AMERICA, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Operating revenues:
Casino	$166,327	$160,960
Rooms	114,963	105,139
Food and beverage	117,432	110,927
Entertainment, retail and other	36,353	55,225
Gross revenues	435,075	432,251
Less: promotional allowances	(38,855)	(42,816)
Net revenues	396,220	389,435
Operating expenses:
Casino	71,193	74,521
Rooms	39,161	36,521
Food and beverage	78,061	74,433
Entertainment, retail and other	22,072	33,577
General and administrative	63,095	61,737
Provision for doubtful accounts	391	5,254
Management and license fees	16,970	16,825
Pre-opening costs	9,477	10,049
Depreciation and amortization	46,509	45,319
Property charges and other	1,727	156
Total operating expenses	348,656	358,392
Operating income	47,564	31,043
Other income (expense):
Interest income	1,812	27
Interest expense, net of amounts capitalized	(48,616)	(45,501)
Equity in income from unconsolidated affiliates	—	16
Other income (expense), net	(46,804)	(45,458)
Net income (loss)	760	(14,415)
Other comprehensive income	—	—
Total comprehensive income (loss)	$760	$(14,415)

The accompanying notes are an integral part of these condensed consolidated financial statements.

WYNN AMERICA, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEMBER'S DEFICIT
(in thousands)
(unaudited)

Total member's equity (deficit)
Balance at December 31, 2015	$(118,701)
Net loss	(14,415)
Wynn Resorts, Limited stock-based compensation	778
Balance at March 31, 2016	$(132,338)

Balance at December 31, 2016	$(226,480)
Net income	760
Liability settled with shares of Wynn Resorts, Limited common stock	1,278
Wynn Resorts, Limited stock-based compensation	170
Balance at March 31, 2017	$(224,272)

The accompanying notes are an integral part of these condensed consolidated financial statements.

WYNN AMERICA, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$760	$(14,415)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46,509	45,319
Stock-based compensation expense	471	778
Amortization of deferred financing costs	2,252	2,017
Provision for doubtful accounts	391	5,254
Property charges and other	1,155	117
Increase (decrease) in cash from changes in:
Receivables, net	16,328	2,079
Inventories and prepaid expenses and other	(3,805)	(4,376)
Accounts payable and other current liabilities	(42,910)	(34,679)
Due to affiliates, net	7,605	8,176
Net cash provided by operating activities	28,756	10,270
Cash flows from investing activities:
Capital expenditures, net of construction payables and retention	(108,172)	(37,553)
Purchase of other assets	(464)	(1,132)
Return of investment in unconsolidated affiliates	—	727
Due to affiliates, net	3,101	657
Proceeds from sale of assets	—	447
Net cash used in investing activities	(105,535)	(36,854)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	100,333
Net cash provided by financing activities	—	100,333
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	(76,779)	73,749
Balance, beginning of period	937,633	146,175
Balance, end of period	$860,854	$219,924

The accompanying notes are an integral part of these condensed consolidated financial statements.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1 - Organization and Basis of Presentation

Organization

Wynn America, LLC, a Nevada limited liability company, (together with its subsidiaries, "Wynn America" or the "Company") was organized primarily to develop, own and operate destination casino resorts (integrated resorts). Wynn America is a direct wholly owned subsidiary of Wynn Resorts Holdings, LLC (“Holdings”) and Holdings is a direct wholly owned subsidiary of Wynn Resorts, Limited (“Wynn Resorts”).

In November 2014, Wynn MA, LLC ("Wynn MA"), a Nevada limited liability company and wholly owned subsidiary of the Company, was awarded a gaming license to develop and construct Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The Company expects to open Wynn Boston Harbor in mid-2019.

Wynn Las Vegas, LLC, a Nevada limited liability company, and indirect wholly owned subsidiary of the Company, was organized primarily to construct and operate Wynn Las Vegas, an integrated destination casino resort in Las Vegas, Nevada. Wynn Las Vegas features two luxury hotel towers with a total of 4,748 guest rooms, suites and villas, approximately 189,000 square feet of casino space, 33 food and beverage outlets, an on-site 18-hole golf course, approximately 290,000 square feet of meeting and convention space, approximately 95,000 square feet of retail space (of which, effective December 2016, approximately 88,000 square feet is owned and operated by a subsidiary of Wynn Resorts), as well as two showrooms, three nightclubs and a beach club.

Wynn Las Vegas Capital Corp. ("Capital Corp.") is a wholly owned subsidiary of Wynn Las Vegas, LLC, organized solely for the purpose of obtaining financing for Wynn Las Vegas, LLC. Capital Corp., authorized to issue 2,000 shares of common stock, par value $0.01. As of March 31, 2017, Wynn Las Vegas, LLC owned the one share that was issued and outstanding. Capital Corp. has neither any significant net assets nor has had any operating activity. Its sole function is to serve as the co-issuer of the first mortgage and senior notes.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared by the Company pursuant to U.S. generally accepted accounting principles ("GAAP") for interim reporting. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules, although the Company believes that the disclosures herein are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results for the interim periods have been made. The results for the three months ended March 31, 2017 are not necessarily indicative of results to be expected for the full fiscal year. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 2016.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. In April 2016, Wynn Las Vegas, LLC dissolved its 50%-owned joint venture operating the Ferrari and Maserati automobile dealership inside Wynn Las Vegas, which was closed in October 2015 and was accounted for under the equity method. All intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid investments with original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues credit in the form of "markers" to approved casino customers following investigations of creditworthiness. As of March 31, 2017 and December 31, 2016, approximately 75.5% and 80.3%, respectively, of the Company's markers were due from customers residing outside the United States, primarily in Asia. Business or economic conditions or other significant events in these countries could affect the collectability of such receivables.

Accounts receivable, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their carrying amount, which approximates fair value. The allowance estimate reflects the specific review of customer accounts as well as management's experience with historical and current collection trends and current economic and business conditions. Accounts are written off when management deems them to be uncollectible. Recoveries of accounts previously written off are recorded when received.

Revenue Recognition and Promotional Allowances

The Company recognizes revenues at the time persuasive evidence of an arrangement exists, the service is provided or the retail goods are sold, prices are fixed or determinable and collection is reasonably assured.

Casino revenues are measured by the aggregate net difference between gaming wins and losses. Cash discounts, other cash incentives and points earned by customers from the Company's loyalty programs are recorded as a reduction to casino revenues. Rooms, food and beverage, entertainment and other operating revenues are recognized when services are performed or events are held. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer.

The retail value of rooms, food and beverage, entertainment and other services provided to guests without charge is included in gross revenues and are then deducted as promotional allowances. The estimated retail value of providing such promotional allowances are as follows (in thousands):

	Three Months Ended March 31,
	2017	2016
Rooms	$16,920	$18,361
Food and beverage	18,273	19,532
Entertainment, retail and other	3,662	4,923
	$38,855	$42,816

The estimated cost of providing such promotional allowances, which is included primarily in casino expenses, is as follows (in thousands):

	Three Months Ended March 31,
	2017	2016
Rooms	$7,039	$7,840
Food and beverage	14,491	15,762
Entertainment, retail and other	2,336	3,202
	$23,866	$26,804

Gaming Taxes

The Company is subject to taxes based on gross gaming revenues in the jurisdiction in which it operates, subject to applicable jurisdictional adjustments, which taxes are recorded as casino expenses in the accompanying Condensed

Consolidated Statements of Comprehensive Income (Loss). These taxes totaled $12.2 million and $11.1 million for the three months ended March 31, 2017 and 2016, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation related to equity shares of Wynn Resorts granted to its employees in accordance with accounting standards, which require the compensation cost relating to share-based payment transactions be recognized in the Company's Condensed Consolidated Statements of Comprehensive Income (Loss). The cost is measured at the grant date, based on the estimated fair value of the award using the Black-Scholes option pricing model for stock options, and based on the closing share price of Wynn Resorts' stock on the grant date for unvested share awards. The cost is recognized as an expense on a straight-line basis over the employee's requisite service period (the vesting period of the award). For the three months ended March 31, 2017 and 2016, the Company recorded $0.5 million and $0.8 million of stock-based compensation costs, respectively.

Risk and Uncertainties

The Company is subject to significant development and construction risks associated with the planned development of Wynn Boston Harbor, including construction costs exceeding budgeted amounts and the commencement of operations not meeting planned schedule. Failure to complete the project on schedule or within budget may have a significant negative effect on the Company and the Company's ability to make payments on its debt.

Recently Issued and Adopted Accounting Standards

In August 2016, the Financial Accounting Standards Board ("FASB") issued an accounting standards update that clarifies the classification of certain cash receipts and cash payments on the statement of cash flows. In particular, the new guidance clarifies the classification related to several types of cash flows, including items such as debt extinguishment costs and distributions received from equity method investees. The new guidance also provides a three-step approach for classifying cash receipts and payments that have aspects of more than one class of cash flows. This guidance is effective for financial statements with fiscal years beginning after December 15, 2017, and interim periods within those fiscal periods and early adoption is permitted. The Company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

In March 2016, the FASB issued an accounting standards update that involves several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new guidance (i) income tax benefits and deficiencies are to be recognized as income tax expense or benefit in the income statement and the tax effects of exercised or vested awards will be treated as discrete items in the reporting period in which they occur, (ii) an entity should recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period, and (iii) excess tax benefits should be classified along with other income tax cash flows as an operating activity. The Company adopted this guidance on January 1, 2017. Under the new guidance, the Company elected an accounting policy change to account for forfeitures when they occur. The adoption of this new guidance did not have a material effect on the Company's condensed consolidated financial statements.

In February 2016, the FASB issued an accounting standards update that changes the accounting for leases and requires expanded disclosures about leasing activities. Under the new guidance, lessees will be required to recognize a right-of-use asset and lease liability, measured on a discounted basis, at the commencement date for all leases with terms greater than 12 months. Lessor accounting will remain largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. Lessees and lessors are required to apply a modified retrospective transition approach for leases existing at the beginning of the earliest comparative period presented in the adoption-period financial statements. This guidance is effective for financial statements with fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and early adoption is permitted. The Company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

In May 2014, the FASB issued an accounting standards update that amends the FASB Accounting Standards Codification and creates a new topic for Revenue from Contracts with Customers. The new guidance is expected to clarify the principles for revenue recognition and to develop a common revenue standard for GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This guidance also provides substantial revision of interim and annual disclosures. The update allows for either full retrospective adoption, meaning the guidance is applied for all periods presented, or modified retrospective adoption, meaning the guidance is applied only to the most current period presented in the financial statements with the cumulative effect of initially applying the guidance recognized at the date of initial application. In August 2015, the FASB issued an accounting standards update that defers the effective date of the new revenue recognition accounting guidance by one year, to annual and interim periods beginning after December 15, 2017. Early adoption is permitted for annual and interim periods beginning after December 15, 2016. The Company will adopt this standard effective January 1, 2018. The Company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements. The Company expects the goods and services provided to customers without charge currently included in both gross revenues and promotional allowances in the accompanying Condensed Consolidated Statements of Comprehensive Income (Loss) will be presented on a net basis.

Note 3 - Retail Joint Venture

In December 2016, Wynn Resorts formed a joint venture (the "Retail Joint Venture") with Crown Acquisitions Inc. ("Crown") to own and operate approximately 88,000 square feet of existing retail space at Wynn Las Vegas. In connection with the transaction, the Company distributed $59.7 million of net assets associated with its retail operations to Wynn Resorts. These retail net assets include building and improvements, retail inventory for stores operated by the Company and other related assets and liabilities. The Company also transferred all its interests as lessor in third-party retail store leases to the Retail Joint Venture as part of the transaction and the majority of the retail stores previously operated by the Company are now operated under a master lease agreement between Wynn Retail, LLC ("Wynn Retail"), a wholly owned subsidiary of Wynn Resorts, as lessee, and the Retail Joint Venture, as lessor (the "Master Lease"). As a result of the transaction, the Company's financial results no longer reflect the retail operations associated with the distributed retail net assets.

In connection with the Retail Joint Venture, Wynn Las Vegas, LLC agreed to guarantee the full and timely payment of all amounts due by Wynn Retail to the Retail Joint Venture under the Master Lease, not to exceed $75 million, and expenses relating to the enforcement of lessor's rights.

Also in December 2016, Wynn Resorts entered into an agreement with Crown to form a joint venture that will own and operate approximately 73,000 square feet of additional retail space that is currently under construction at Wynn Las Vegas. On April 3, 2017, the Company distributed $38.8 million of net assets associated with the additional retail space to Wynn Resorts. These retail net assets primarily included land, construction in progress and other related assets and liabilities. The Company expects the opening of the additional retail space to be in the first quarter of 2018.

Note 4 - Receivables, net

Receivables, net consisted of the following (in thousands):

	March 31, 2017	December 31, 2016
Casino	$89,545	$107,519
Hotel	20,892	17,989
Other	22,013	24,610
	132,450	150,118
Less: allowance for doubtful accounts	(28,611)	(29,560)
	$103,839	$120,558

Note 5 - Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	March 31, 2017	December 31, 2016
Land and improvements	$683,796	$683,772
Buildings and improvements	2,606,580	2,603,972
Furniture, fixtures and equipment	1,429,454	1,420,804
Construction in progress	441,107	287,778
	5,160,937	4,996,326
Less: accumulated depreciation	(2,019,654)	(1,977,242)
	$3,141,283	$3,019,084

Note 6 - Long-Term Debt

Long-term debt consisted of the following (in thousands):

	March 31, 2017	December 31, 2016
Wynn America Credit Facilities:
Senior Term Loan Facility, due November 2020; interest at base rate plus 0.75% or LIBOR plus 1.75% (2.54% as of March 31, 2017 and 2.52% as of December 31, 2016), net of debt issuance costs of $14,445 as of March 31, 2017 and $15,436 as of December 31, 2016	$985,555	$984,564
5 3/8% First Mortgage Notes, due March 15, 2022, net of debt issuance costs of $6,429 as of March 31, 2017 and $6,709 as of December 31, 2016	893,571	893,291
4 1/4% Senior Notes, due May 30, 2023, net of debt issuance costs of $2,725 as of March 31, 2017 and $2,819 as of December 31, 2016	497,275	497,181
5 1/2% Senior Notes, due March 1, 2025, net of debt issuance costs of $20,993 as of March 31, 2017 and $21,513 as of December 31, 2016	1,779,007	1,778,487
	4,155,408	4,153,523
Current portion of long-term debt	—	—
	$4,155,408	$4,153,523

Wynn America Credit Facilities

The Company's credit facilities include an $875 million fully funded senior secured term loan facility (the "WA Senior Term Loan Facility I"), a $125 million fully funded senior term loan facility (the "WA Senior Term Loan Facility II") and a $375 million senior secured revolving credit facility (the "WA Senior Revolving Credit Facility", collectively the "Wynn America Credit Facilities"). The borrower is Wynn America, LLC, an indirect wholly owned subsidiary of the Company. As of March 31, 2017, the Company had available borrowing capacity of $360.4 million, net of $14.6 million in outstanding letters of credit, under the WA Senior Revolving Credit Facility.

On April 24, 2017, the Company amended the Wynn America Credit Facilities to, among other things, extend the maturity of portions of the credit facilities. Pursuant to the amendment, (i) the maturity date with respect to $805.4 million in aggregate principal amount of the WA Senior Term Loan Facility I was extended from November 2020 to December 2021, with repayment in quarterly installments of $20.1 million commencing in March 2020 and a final installment of $664.5 million in December 2021; (ii) the maturity date of the $125 million in aggregate principal amount of the WA Senior Term Loan Facility II was extended from November 2020 to December 2021, with no required scheduled repayments until maturity in December 2021; and (iii) the maturity date with respect to $333.0 million in aggregate principal amount of the WA Senior Revolving Credit Facility was extended from November 2019 to December 2021. The Company paid customary fees and expenses in connection with the amendment.

Debt Covenant Compliance

Management believes that as of March 31, 2017, the Company was in compliance with all debt covenants.

Fair Value of Long Term Debt

The estimated fair value of the Company's long-term debt as of March 31, 2017 and December 31, 2016 was $4.24 billion and $4.16 billion, respectively, compared to its carrying value, excluding debt issuance costs, of $4.20 billion. The estimated fair value of the Company's long-term debt is based on recent trades, if available, and indicative pricing from market information (Level 2 inputs).

Note 7 - Related Party Transactions

Amounts Due to Affiliates, net

The Company periodically settles net amounts due to affiliates with cash payments. As of March 31, 2017 and December 31, 2016, the Company's net current due to affiliates of $55.8 million and $45.1 million, respectively, were primarily comprised of management fees, license fees and corporate allocations.

Management Fee and Corporate Allocations

Wynn MA and Wynn Las Vegas, LLC have each entered into corporate support services agreements with Wynn Resorts. Under the agreements, Wynn Resorts provides the Company legal, accounting, human resources, information technology services, real estate and other corporate support services. The corporate support service allocations have been determined on a basis that Wynn Resorts and the Company consider to be reasonable estimates of the utilization of service provided or the benefit received by the Company. Wynn Resorts maintains corporate offices at Wynn Las Vegas without charge from the Company. In addition, aircraft operated by Wynn Resorts are available for use by Wynn MA and Wynn Las Vegas, LLC. Under the agreements, the Company also pays a management fee of 1.5% of net revenues. For the three months ended March 31, 2017 and 2016, $22.8 million and $21.0 million, respectively, were charged to the Company.

Intellectual Property

Wynn MA and Wynn Las Vegas, LLC have each entered into agreements with Wynn Resorts and a wholly owned subsidiary of Wynn Resorts, under which the Company licenses certain intellectual property, including certain trademarks, domain names, copyrights and service marks in connection with a variety of goods and services. Under the Wynn MA agreement, dated November 20, 2014, the monthly licensing fee payable is $1.5 million prior to the opening of Wynn Boston Harbor and will be 3% of gross monthly revenues upon the opening of the resort. In February 2015, Wynn Las Vegas, LLC entered into a license agreement, which requires payment of fees equal to 1.5% of gross monthly revenues so long as the original license agreement, dated December 14, 2004, is in effect and not terminated, and 3.0% subsequent to termination of this original license agreement. For both the three months ended March 31, 2017 and 2016, $17.6 million and $17.5 million, respectively, in license fees were charged to the Company.

Retail Services Agreement

In December 2016, in connection with the distribution of the majority of the Company's retail net assets, Wynn Las Vegas, LLC entered into a retail services agreement with Wynn Retail. Under that agreement, Wynn Las Vegas, LLC provides services to Wynn Retail to support certain retail operations at Wynn Las Vegas and the allocation of costs have been determined on a basis that Wynn Retail and the Company consider to be reasonable estimates of the utilization of services provided by the Company. For the three months ended March 31, 2017, $3.5 million was charged by the Company to Wynn Retail.

Amounts Due to Officers

The Company periodically provides services to Stephen A. Wynn, Chairman of the Board of Directors and Chief Executive Officer of Wynn Resorts ("Mr. Wynn"), and certain other executive officers and directors of Wynn Resorts, including the personal use of employees, construction work and other personal services, for which the officers and directors reimburse the Company. The cost of these services is transferred to Wynn Resorts on a periodic basis. Mr. Wynn and these other officers and directors have amounts on deposit with Wynn Resorts to prepay any such items, which are replenished on an ongoing basis as needed.

Note 8 - Commitments and Contingencies

Wynn Boston Harbor Development

On April 28, 2017, Wynn MA, LLC ("Wynn MA"), an indirect wholly owned subsidiary of the Company, and Suffolk Construction Company, Inc. (the "Construction Manager"), entered into an agreement concerning the construction of Wynn Boston Harbor, which, among other things, confirmed the guaranteed maximum price for the construction work undertaken by the Construction Manager. The Construction Manager is obligated to substantially complete the project by June 24, 2019 for a guaranteed maximum price of $1.32 billion. Both the contract time and guaranteed maximum price are subject to further adjustment under certain conditions. The performance of the Construction Manager is backed by a payment and performance bond in the amount of $350.0 million.

Litigation

In addition to the actions noted below, the Company and its affiliates are involved in litigation arising in the normal course of business. In the opinion of management, such litigation is not expected to have a material effect on the Company's financial condition, results of operations or cash flows.

Determination of Unsuitability and Redemption of Aruze USA, Inc. and Affiliates

On February 18, 2012, Wynn Resorts' Gaming Compliance Committee received an independent report by Freeh, Sporkin & Sullivan, LLP (the "Freeh Report") detailing a pattern of misconduct by Aruze USA, Inc. ("Aruze") (at the time a stockholder of Wynn Resorts), Universal Entertainment Corporation (Aruze's parent company), and Kazuo Okada (the majority shareholder of Universal Entertainment Corporation and a former member of the Board of Directors of Wynn Resorts and Wynn Macau, Limited) (collectively, the "Okada Parties"). The factual record presented in the Freeh Report included evidence that the Okada Parties had provided valuable items to certain foreign gaming officials who were responsible for regulating gaming in a jurisdiction in which entities controlled by Mr. Okada were developing a gaming resort. Mr. Okada denied the impropriety of such conduct to members of the Board of Directors of Wynn Resorts and, while serving as one of Wynn Resorts' directors, Mr. Okada refused to acknowledge or abide by Wynn Resorts' anti-bribery policies and refused to participate in the training all other directors received concerning these policies.

Based on the Freeh Report, the Board of Directors of Wynn Resorts determined that the Okada Parties are "unsuitable persons" under Article VII of Wynn Resorts' articles of incorporation. The Board of Directors was unanimous (other than Mr. Okada) in its determination. After authorizing the redemption of Aruze's shares, as discussed below, the Board of Directors took certain actions to protect Wynn Resorts and its operations from any influence of an unsuitable person, including placing limitations on the provision of certain operating information to unsuitable persons and formation of an Executive Committee of the Board to manage the business and affairs of Wynn Resorts during the period between each annual meeting. The Charter of the Executive Committee provides that "Unsuitable Persons" are not permitted to serve on the Committee. All members of the Board, other than Mr. Okada, were appointed to the Executive Committee on February 18, 2012. The Board of Directors also requested that Mr. Okada resign as a director of Wynn Resorts (under Nevada corporation law, a board of directors does not have the power to remove a director) and recommended that Mr. Okada be removed as a member of the Board of Directors of Wynn Macau, Limited. On February 18, 2012, Mr. Okada was removed from the Board of Directors of Capital Corp. On February 24, 2012, Mr. Okada was removed from the Board of Directors of Wynn Macau, Limited and on February 22, 2013, he was removed from the Board of Directors of Wynn Resorts by a stockholder vote in which 99.6% of the over 86 million shares voted were cast in favor of removal. Mr. Okada resigned from the Board of Directors of Wynn Resorts on February 21, 2013. Although Wynn Resorts has retained the structure of the Executive Committee, the Board has resumed its past role in managing the business and affairs of Wynn Resorts.

Based on the Board of Directors' finding of "unsuitability," on February 18, 2012, Wynn Resorts redeemed and canceled Aruze's 24,549,222 shares of Wynn Resorts' common stock. Following a finding of "unsuitability," Article VII of Wynn Resorts' articles of incorporation authorizes redemption at "fair value" of the shares held by unsuitable persons. Wynn Resorts engaged an independent financial advisor to assist in the fair value calculation and concluded that a discount to the then current trading price was appropriate because of, among other things, restrictions on most of the shares held by Aruze under the terms of the Stockholders Agreement (as defined below). Pursuant to its articles of incorporation, Wynn Resorts issued the Redemption Note to Aruze in redemption of the shares. The Redemption Note has a principal amount of $1.94 billion, matures on February 18, 2022, and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Redemption Note. Wynn Resorts may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under the Redemption Note. In no instance shall any payment obligation under the Redemption Note be accelerated except in the sole and absolute discretion of Wynn Resorts or as specifically mandated by law. The indebtedness evidenced by the Redemption Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Redemption Note, to the prior payment in full of all existing and future obligations of Wynn Resorts or any of its affiliates in respect of indebtedness for borrowed money of any kind or nature.

Wynn Resorts provided the Freeh Report to appropriate regulators and law enforcement agencies and has been cooperating with related investigations that such regulators and agencies have undertaken. The conduct of the Okada Parties and any resulting regulatory investigations could have adverse consequences to Wynn Resorts and its subsidiaries. A finding by regulatory authorities that Mr. Okada violated anti-corruption statutes and/or other laws or regulations applicable to persons affiliated with a gaming licensee on Wynn Resorts property and/or otherwise involved Wynn Resorts in criminal or civil violations could result in actions by regulatory authorities against Wynn Resorts and its subsidiaries.

Redemption Action and Counterclaim

On February 19, 2012, Wynn Resorts filed a complaint in the Eighth Judicial District Court, Clark County, Nevada against the Okada Parties (as amended, the "Complaint"), alleging breaches of fiduciary duty and related claims (the "Redemption Action") arising from the activities addressed in the Freeh Report. Wynn Resorts is seeking compensatory and special damages as well as a declaration that it acted lawfully and in full compliance with its articles of incorporation, bylaws and other governing documents in redeeming and canceling the shares of Aruze.

On March 12, 2012, the Okada Parties removed the action to the United States District Court for the District of Nevada (the action was subsequently remanded to Nevada state court). On that same date, the Okada Parties filed an answer denying the claims and a counterclaim (as amended, the "Counterclaim") that purports to assert claims against Wynn Resorts, each of the members of Wynn Resorts' Board of Directors (other than Mr. Okada) and Wynn Resorts' General Counsel (the "Wynn Parties"). The Counterclaim alleges, among other things: (1) that the shares of Wynn Resorts common stock owned by Aruze were exempt from the redemption-for-unsuitability provisions in the Wynn Resorts articles of incorporation (the "Articles") pursuant to certain agreements executed in 2002; (2) that the Wynn Resorts directors who authorized the redemption of Aruze's shares acted at the direction of Mr. Wynn and did not independently and objectively evaluate the Okada Parties' suitability, and by so doing, breached their fiduciary duties; (3) that the Wynn Resorts directors violated the terms of the Wynn Resorts Articles by failing to pay Aruze fair value for the redeemed shares; and (4) that the terms of the Redemption Note that Aruze received in exchange for the redeemed shares, including the Redemption Note's principal amount, duration, interest rate, and subordinated status, were unconscionable. Among other relief, the Counterclaim seeks a declaration that the redemption of Aruze's shares was void, an injunction restoring Aruze's share ownership, damages in an unspecified amount and rescission of the Amended and Restated Stockholders Agreement, dated as of January 6, 2010, by and among Aruze, Mr. Wynn, and Elaine Wynn (the "Stockholders Agreement").

On June 19, 2012, Elaine Wynn asserted a cross claim against Mr. Wynn and Aruze seeking a declaration that (1) any and all of Elaine Wynn's duties under the Stockholders Agreement shall be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Elaine Wynn. On March 28, 2016, Elaine Wynn filed an amended cross claim which added Wynn Resorts and Wynn Resorts' General Counsel (together with Mr. Wynn, the "Wynn Cross Defendants") as cross defendants. The amended cross claim substantially repeats its earlier allegations and further alleges that Mr. Wynn engaged in acts of misconduct that, with the Wynn Cross Defendants, resulted in Mr. Wynn allegedly breaching the Stockholders Agreement and violating alleged duties under the Stockholders Agreement by preventing Elaine Wynn from being nominated and elected to serve as one of Wynn Resorts' directors.  In addition to continuing to seek the declarations asserted under the original cross claim, the amended cross claim seeks an order compelling Mr. Wynn to comply with the Stockholders Agreement by assuring the nomination and election of Elaine Wynn to the Board of Directors and seeks unspecified monetary damages from Mr. Wynn and the Wynn Cross Defendants. The Wynn Cross Defendants filed motions to dismiss and a motion to sever in April 2016 and will vigorously defend against the claims asserted against them.  On May 5, 2016, the court granted Wynn Resorts' and Wynn Resorts' General Counsel's motions to dismiss and denied Mr. Wynn's motion to dismiss. On May 26, 2016, the court denied the Wynn Cross Defendants' motion to sever. Mr. Wynn is continuing to oppose Elaine Wynn's cross claim. On May 1, 2017, the court granted Elaine Wynn leave to file an amended cross claim against the Wynn Cross Defendants which substantially repeats the allegations contained in the previous version of Ms. Wynn’s cross claim, which the court dismissed against Wynn Resorts and Wynn Resorts' General Counsel on May 5, 2016. Upon filing by Elaine Wynn, the Wynn Cross Defendants intend to once again move the court to dismiss Elaine Wynn’s cross claims and vigorously defend against the claims asserted against them.

The indenture for Wynn Las Vegas, LLC's 4 1/4% Senior Notes due 2023 (the "2023 Indenture") provides that if Mr. Wynn, together with certain related parties, in the aggregate beneficially owns a lesser percentage of the voting power of the outstanding common stock of Wynn Resorts than is beneficially owned by any other person, a change of control will have occurred. The indenture for Wynn Las Vegas, LLC's 5 1/2% Senior Notes due 2025 (the "2025 Indenture") provides that if any event constitutes a "change of control" under the 2023 Indenture, it will constitute a change of control under the 2025 Indenture. If the Stockholders Agreement is determined not to be enforceable pursuant to Elaine Wynn's cross claim, Mr. Wynn would not beneficially own or control Elaine Wynn's shares, which could increase the likelihood that a change in control may occur under the Wynn Las Vegas, LLC debt documents. Under the 2023 Indenture and the 2025 Indenture, if (1) a change of control occurs and (2) at any time within 60 days after that occurrence, the 4 1/4% Senior Notes due 2023 or the 5 1/2% Senior Notes due 2025, as applicable, are rated below investment grade by both rating agencies that rate such notes, Wynn Resorts is required to make an offer to each applicable holder to repurchase all or any part of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the notes purchased, if any, to the date of repurchase (unless the notes have been previously called for redemption).

Wynn Resorts' Complaint and the Okada Parties' Counterclaim have been, and continue to be, challenged through motion practice. At a hearing held on November 13, 2012, the Nevada state court granted the Wynn Parties' motion to dismiss the Counterclaim with respect to the Okada Parties' claim under the Nevada Racketeer Influenced and Corrupt Organizations Act with respect to certain Wynn Resorts executives but otherwise denied the motion. At a hearing held on January 15, 2013, the court denied the Okada Parties' motion to dismiss Wynn Resorts' Complaint. On April 22, 2013, Wynn Resorts filed a second amended complaint. On August 30, 2013, the Okada Parties filed their third amended Counterclaim. On September 18, 2013, Wynn Resorts filed a Partial Motion to Dismiss related to a claim in the third amended Counterclaim alleging civil extortion by Mr. Wynn and Wynn Resorts' General Counsel. On October 29, 2013, the court granted the motion and dismissed the claim. On November 26, 2013, the Okada Parties filed their fourth amended Counterclaim, and Wynn Resorts filed an answer to that pleading on December 16, 2013. On September 16, 2014, Aruze filed a motion for partial summary judgment related to its counterclaim alleging Wynn Resorts' directors violated the terms of the Articles by failing to pay Aruze fair value for the redeemed shares. At a hearing held on October 21, 2014, the court denied Aruze's motion. On October 10, 2014, the Okada Parties filed a motion for partial judgment on the pleadings principally to seek dismissal of certain breach of fiduciary claims against Mr. Okada included in Wynn Resorts' Complaint. On November 13, 2014, the court denied the motion.

On each of February 14, 2013 and February 13, 2014, Wynn Resorts issued a check to Aruze in the amount of $38.7 million, representing the interest payments due on the Redemption Note at those times. However, those checks were not cashed. In February 2014, the Okada Parties advised of their intent to deposit any checks for interest and principal, past and future, due under the terms of the Redemption Note to the clerk of the court for deposit into the clerk's trust account. On March 17, 2014, the parties stipulated that the checks be returned to Wynn Resorts for reissue in the same amounts, payable to the clerk of the court for deposit into the clerk's trust account. Pursuant to the stipulation, on March 20, 2014, Wynn Resorts delivered to the clerk of the court the reissued checks that were deposited into the clerk's trust account and filed a notice with the court with respect to the same. On each of February 13, 2015, February 12, 2016, and February 13, 2017, Wynn Resorts issued a check for the interest payment due at those times to the clerk of the court for deposit into the clerk's trust account.

On April 8, 2013, the United States Attorney's Office and the U.S. Department of Justice filed a Motion to Intervene and for Temporary and Partial Stay of Discovery in the Redemption Action. The parties had been engaged in discovery at the time of the filing. The motion stated that the federal government has been conducting a criminal investigation of the Okada Parties involving the "same underlying allegations of misconduct—that is, potential violations of the Foreign Corrupt Practice Act and related fraudulent conduct—that form the basis of" Wynn Resorts' complaint, as amended, in the Redemption Action. The motion sought to stay all discovery in the Redemption Action related to the Okada Parties' allegedly unlawful activities in connection with their casino project in the Philippines until the conclusion of the criminal investigation and any resulting criminal prosecution, with an interim status update to the court in six months. At a hearing on May 2, 2013, the court granted the motion and ordered that all discovery in the Redemption Action be stayed for a period of six months (the "Stay"). On May 30, 2013, Elaine Wynn filed a motion for partial relief from the Stay, to allow her to conduct limited discovery related to her cross and counterclaims. The Wynn Parties opposed the motion so as to not interfere with the United States government's investigation. At a hearing on August 1, 2013, the court denied the motion. On October 29, 2013, the United States Attorney's Office and the U.S. Department of Justice filed a Motion to Extend the Stay for a further period of six months. At a hearing on October 31, 2013, the court granted the requested extension based upon an affidavit provided under seal that outlined, among other things, concerns for witness safety. The court did, however, order the parties to exchange written discovery propounded prior to May 2, 2013, including discovery related to the Elaine Wynn cross and counterclaims referred to above. The extended Stay expired on May 5, 2014. On April 29, 2014, the United States Attorney's Office and the U.S. Department of Justice filed a Motion for a Second Extension of Temporary Stay of Discovery for a further six months. At a hearing on May 1, 2014, the court denied the motion.

In June 2016, Wynn Resorts filed a motion to disqualify Quinn Emanuel Urquhart & Sullivan, LLP ("QE"), one of Ms. Wynn's law firms, and sought an injunction related to Ms. Wynn providing her attorneys with confidential and privileged information that belongs to Wynn Resorts. On June 23, 2016, the court stayed discovery as to both Ms. Wynn and the Okada Parties, pending an evidentiary disqualification hearing. On January 23, 2017, the court issued a temporary restraining order that halted QE's participation in the case, with the sole exception of contesting the firm's disqualification. QE withdrew as counsel for Ms. Wynn on March 9, 2017, and Ms. Wynn retained new counsel prior to the start of the evidentiary hearing, which began on March 13, 2017. On March 17, 2017, the evidentiary hearing was vacated because Ms. Wynn and QE stipulated to a permanent injunction requiring the destruction or return of all Wynn Resorts information. On March 27, 2017, the stay was lifted.

The litigation is currently in the discovery phase and trial is scheduled to begin on April 16, 2018. Wynn Resorts will continue to vigorously pursue its claims against the Okada Parties, and Wynn Resorts and the Wynn Parties will continue to vigorously defend against the counterclaims asserted against them. Management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any. An adverse judgment or settlement involving payment of a material amount could cause a material adverse effect on Wynn Resorts' financial condition.

Litigation Commenced by Kazuo Okada

Indemnification Action:

On March 20, 2013, Mr. Okada filed a complaint against Wynn Resorts in Nevada state court for indemnification under Wynn Resorts' Articles, bylaws and agreements with its directors. The complaint sought advancement of Mr. Okada's costs and expenses (including attorney's fees) incurred pursuant to the various legal proceedings and related regulatory investigations described above. Wynn Resorts' answer and counterclaim was filed on April 15, 2013. The counterclaim named each of the Okada Parties as defendants and sought indemnification under Wynn Resorts' Articles for costs and expenses (including attorney's fees) incurred pursuant to the various legal proceedings and related regulatory investigations described above. On April 30, 2013, Mr. Okada filed his reply to the counterclaim. On February 4, 2014, the court entered an order on the parties' stipulation that: (1) dismissed all claims Mr. Okada asserted against Wynn Resorts; (2) reserved Mr. Okada's right to assert, in the future, any claims for indemnity following the resolution of the Redemption Action; and (3) stayed the claims asserted by Wynn Resorts against Mr. Okada pending the resolution of the Redemption Action.

Macau Action:

On July 3, 2015, Wynn Macau, Limited announced that the Okada Parties filed a complaint in the Court of First Instance of Macau ("Macau Court") against Wynn Macau SA and certain individuals who are or were directors of Wynn Macau SA and or Wynn Macau, Limited (collectively, the "Wynn Macau Parties"). The principal allegations in the lawsuit are that the redemption of the Okada Parties' shares in Wynn Resorts was improper and undervalued, that the previously disclosed payment by Wynn Macau SA to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the previously disclosed donation by Wynn Resorts to the University of Macau Development Foundation was unlawful. The plaintiffs seek dissolution of Wynn Macau SA and compensatory damages. The Macau Court has served the complaint on the defendants and the Wynn Macau Parties filed their response on May 17, 2016.

Wynn Resorts believes these actions commenced by the Okada Parties discussed above are without merit and will vigorously defend the Wynn Macau Parties against them. Management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of these actions or the range of reasonably possible loss, if any.

Related Investigations and Derivative Litigation

Investigations:

In the U.S. Department of Justice's Motion to Intervene and for Temporary and Partial Stay of Discovery in the Redemption Action, the Department of Justice states in a footnote that the government also has been conducting a criminal investigation into Wynn Resorts' previously disclosed donation to the University of Macau Development Foundation. Wynn Resorts has not received any target letter or subpoena in connection with such an investigation. Wynn Resorts intends to cooperate fully with the government in response to any inquiry related to the donation to the University of Macau Development Foundation.

Other regulators may pursue separate investigations into Wynn Resorts' compliance with applicable laws arising from the allegations in the matters described above and in response to the Counterclaim and other litigation filed by Mr. Okada suggesting improprieties in connection with Wynn Resorts' donation to the University of Macau Development Foundation. While Wynn Resorts believes that it is in full compliance with all applicable laws, any such investigations could result in actions by regulators against Wynn Resorts. Prior investigations by the Nevada Gaming Control Board and SEC were closed with no actions taken.

Derivative Claims:

Six derivative actions were commenced against the Company and all members of its Board of Directors: four in the United States District Court, District of Nevada, and two in the Eighth Judicial District Court of Clark County, Nevada.

The four federal actions brought by the plaintiffs (collectively, the “Federal Plaintiffs”) were consolidated.  On February 1, 2013, the federal court dismissed the complaint for failure to plead adequately the futility of a pre-suit demand on the Board. The dismissal was without prejudice to the Federal Plaintiffs' ability to file a motion within 30 days seeking leave to file an amended complaint. On April 9, 2013, the Federal Plaintiffs filed their amended complaint. The Company and the directors filed their motion to dismiss the amended complaint on May 23, 2013. On March 13, 2014, the federal court granted the motion to dismiss and entered judgment in favor of the Company and directors and against the Federal Plaintiffs without prejudice. On April 10, 2014, the Federal Plaintiffs filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit. On July 18, 2016, the Ninth Circuit affirmed the federal court's dismissal.

Two state derivative actions were commenced against Wynn Resorts and all members of its Board of Directors in the Eighth Judicial District Court of Clark County, Nevada.

These state court actions brought by the following plaintiffs have been consolidated: (1) IBEW Local 98 Pension Fund and (2) Danny Hinson (collectively, the "State Plaintiffs"). Through a coordination of efforts by all parties, the directors and Wynn Resorts (a nominal defendant) have been served in all of the actions. The State Plaintiffs filed a consolidated complaint on July 20, 2012 asserting claims for (1) breach of fiduciary duty; (2) abuse of control; (3) gross mismanagement; and (4) unjust enrichment. The claims are against Wynn Resorts and all of Wynn Resorts' directors during the applicable period, including Mr. Okada, as well as Wynn Resorts' Chief Financial Officer who signed financial disclosures filed with the SEC during the applicable periods. The State Plaintiffs claim that the individual defendants failed to disclose to Wynn Resorts' stockholders the investigation into, and the dispute with director Okada as well as the alleged potential violations of the FCPA related to, the University of Macau Development Foundation donation. The State Plaintiffs seek unspecified monetary damages (compensatory and punitive), disgorgement, reformation of corporate governance procedures, an order directing Wynn Resorts to internally investigate the donation, as well as attorneys' fees and costs. On October 13, 2012, the court entered the parties' stipulation providing for a stay of the state derivative action for 90 days subject to the parties' obligation to monitor the progress of the pending litigation, discussed above, between Wynn Resorts (among others) and Mr. Okada (among others). Per the stipulation, Wynn Resorts and the individual defendants were not required to respond to the consolidated complaint while the stay remained in effect. Following the expiration of the stay, the State Plaintiffs advised Wynn Resorts and the individual defendants that they intended to resume the action by filing an amended complaint, which they did, on April 26, 2013. Wynn Resorts and directors filed their motion to dismiss on June 10, 2013. However, on July 31, 2013, the parties agreed to a stipulation that was submitted to, and approved by the court. The stipulation contemplates a stay of the consolidated state court derivative action of equal duration as the Stay entered by the court in the Redemption Action. On June 18, 2014, the court entered a new stipulation between the parties that provides for further stay of the state derivative action and directs the parties, within 45 days of the conclusion of the latter of the Redemption Action or the federal derivative action, to discuss how the state derivative action should proceed and to file a joint report with the court.

The individual defendants are vigorously defending against the claims pleaded against them. Management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of these actions or the range of reasonably possible loss, if any.

Massachusetts Gaming License Related Action

On September 17, 2014, the Massachusetts Gaming Commission ("MGC") designated Wynn MA the award winner of the Greater Boston (Region A) gaming license. On November 7, 2014, the gaming license became effective.

On October 16, 2014, the City of Revere, the host community to the unsuccessful bidder for the same license, and the International Brotherhood of Electrical Workers, Local 103, ("IBEW"), filed a complaint against the MGC and each of the five gaming commissioners in Suffolk Superior Court in Boston, Massachusetts (the "Revere Action"). The complaint challenges the MGC's decision and alleges that the MGC failed to follow statutory requirements outlined in the Gaming Act. The complaint (1) seeks to appeal the administrative decision, (2) asserts that certiorari provides a remedy to correct errors in proceedings by an agency such as the MGC, (3) challenges the constitutionality of that section of the gaming law which bars judicial review of the MGC's decision to deny an applicant a gaming license, and (4) alleges violations of the open meeting law requirements. The court allowed Mohegan Sun ("Mohegan"), the other applicant for the Greater Boston (Region A) gaming license, to intervene in the Revere Action, and on February 23, 2015, Mohegan filed its complaint. The Mohegan complaint challenges the license award to Wynn MA, seeks judicial review of the MGC's decision, and seeks to vacate the MGC's license award to Wynn MA. On July 1, 2015, the MGC filed motions to dismiss Mohegan's and the City of Revere's complaints. On December 3, 2015, the court granted the motion to dismiss the claims asserted in the Revere Action. Also on December 3, 2015, the court granted the motion to dismiss three of the four counts asserted by Mohegan but denied the motion as to Mohegan's certiorari claim. The City of Revere and IBEW sought immediate appellate review of the dismissal of their claims and the MGC requested immediate appellate review of the court's denial of the MGC's motion to dismiss Mohegan's certiorari claim. All three petitions for interlocutory review were denied. On April 22, 2016, the MGC filed an appeal to the Massachusetts Supreme Judicial Court ("SJC"). On May 11, 2016, the SJC granted the application. The SJC has also granted, as of September 20, 2016, the City of Revere and IBEW's application for direct appellate review. On March 10, 2017, the SJC affirmed the trial court’s dismissal of the City of Revere’s claims and IBEW’s claims. The SJC affirmed the court’s dismissal of Mohegan’s claims except for the certiorari claim, which the SJC remanded to the Suffolk Superior Court. The SJC reversed the court’s dismissal of the individual plaintiffs’ open meeting law claim and remanded that claim to the Suffolk Superior Court.

Wynn MA was not named in the above complaint. The MGC retained private legal representation at its own nontaxpayer-funded expense.

Note 9 - Subsequent Events

Management has evaluated events through May 3, 2017, which is the date the financial statements were available to be issued.